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THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WHICH IS THEN EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR (ii) AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR LAWS.

                                GRUBB & ELLIS COMPANY


                                  PROMISSORY NOTE
$1,449,800                                                       July 22, 1998


          FOR VALUE RECEIVED, Grubb & Ellis Company, a Delaware corporation (the "Company," which term includes any successor corporation) hereby promises to pay to Bishop Hawk, Inc., a California corporation ("Payee"), or to its order, at such address as Payee may designate in writing, (i) the principal sum of ONE MILLION FOUR HUNDRED FORTY-NINE THOUSAND EIGHT HUNDRED DOLLARS ($1,449,800), or if less, the aggregate unpaid and outstanding principal amount of this Note, plus (ii) any accrued unpaid interest in coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest will be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed. Interest shall accrue on the unpaid principal amount from the date hereof at the interest rate equal to ten percent (10%) per annum (the "Interest Rate"); PROVIDED, HOWEVER, that interest shall never accrue at a rate greater than the maximum rate permitted by the California usury law. Except as set forth below, principal and accrued interest shall be due and payable in two installments: (i) Nine Hundred Forty-Nine Thousand Eight Hundred Dollars ($949,800) of the principal amount shall be due and payable on the date that is 12 months after the date first set forth above, along with all accrued interest thereon to date and (ii) the remaining balance of principal and accrued interest shall be due and payable at on the date that is 14 months after the date first set forth above, to the extent such payments are lawful.

          Upon the occurrence of an Event of Default under this Note, including, without limitation, failure to pay the principal by the stated maturity (whether by acceleration, notice of prepayment or otherwise), interest shall thereafter accrue on the entire unpaid principal balance under this Note, including without limitation any delinquent interest which has been added to the principal amount due under this Note pursuant to the terms hereof, at the rate of five percent (5%) over the Interest Rate per annum (on the basis of a 365-day year and the actual number of days elapsed).

     1.   DEFINITIONS.

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Event of Default" has the meaning set forth in Section 4.1.

          "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

     2. WAIVER OF STAY, EXTENSION OR USURY LAWS. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law, which would prohibit or forgive the Company from paying all or any portion of the principal of, or interest on, this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law as though no such law had been enacted.

     3. PREPAYMENT. This Note may be prepaid in whole or in part at any time prior to maturity without premium or penalty, provided that any prepayment of any portion of the principal amount of this Note shall be accompanied by payment of all interest accrued hereunder. Any partial prepayment shall be applied first to accrued interest hereon and then to the unpaid principal hereof. Concurrently with any prepayment of any portion of the principal amount of this Note, Payee shall make a notation of such payment on this Note. If full payment of all unpaid principal of and accrued interest on this Note is made, this Note shall be cancelled.

     4.   DEFAULTS AND REMEDIES.

          4.1  EVENTS OF DEFAULT.  An "Event of Default" occurs if:

               (1) the Company defaults in the payment of principal and accrued interest on this Note when the same becomes due and payable at maturity or otherwise;

               (2) the Company fails to comply with any of its other agreements contained in this Note and the default continues for the period and after the notice specified below;

               (3) the Company, pursuant to or within the meaning of any Bankruptcy Law (A) becomes insolvent, (B) fails generally to pay its debts as they become due, (C) admits in writing its inability to pay its debts generally as they become due, (D) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (E) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (F) consents to the appointment of a Custodian of it or for any part of its property, (G) consents to or acquiesces in the institution of bankruptcy or insolvency proceedings against it, (H) applies for, consents to or acquiesces in the appointment of or taking possession by a Custodian of the Company or for any part of its properties, (I) makes a general assignment for the benefit of its creditors, or (J) takes any corporate act to authorize any of the foregoing; or

               (4) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company in an involuntary case or proceeding under any Bankruptcy Law which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company, (B) appoint a Custodian of the Company


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

     or for any part of its properties or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or any bankruptcy or insolvency petition or application is filed, or any bankruptcy or insolvency proceeding is commenced against the Company and such petition, application or proceeding is not dismissed within 30 days.

          The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

          A Default under clause (2) is not an Event of Default until Payee notifies the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." When a Default is cured, it ceases.

          4.2 ACCELERATION. If an Event of Default (other than an Event of Default specified in Section 4.1(3) or (4)) occurs and is continuing, Payee may, by written notice to the Company, declare to be immediately due and payable all principal of and accrued interest on this Note. Such amount shall become immediately due and payable without presentment, demand, protest and notice of any kind or of dishonor, all of which are hereby expressly waived. If an Event of Default specified in Section 4.1(3) or (4) occurs, such amount shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of Payee. Upon payment of such principal amount and interest, all of the Company's obligations under this Note shall terminate. Payee may rescind an acceleration and its consequences.

          4.3 OTHER REMEDIES. Except as set forth in Section 4.2 and if an Event of Default occurs and is continuing, Payee may pursue any available remedy by proceeding at law or in equity to collect the payment of amounts due on this Note or to enforce the performance of any provision of this Note.
 A delay or omission by Payee in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

          4.4 WAIVER OF PAST DEFAULTS. Payee may waive an existing Default or Event of Default and its consequences. When a Default or Event of Default is waived, it is cured and ceases.

          None of the provisions hereof and none of Payee's rights or remedies on account of any past or future defaults shall be deemed to have been waived by Payee's acceptance of any past due payment or by an indulgence granted by Payee to the Company. It is agreed that time is of the essence of this Note.

     5. COMPANY'S RIGHT OF OFFSET. The Company may withhold and set off against principal and accrued unpaid interest otherwise due Payee under this Note any amount due and payable by Payee, Sopilote Inc. or N. Bruce Ashwill to the Company pursuant to the terms and conditions of the Asset Purchase Agreement by and among Payee, Sopilote Inc., N. Bruce Ashwill and the Company, dated as of


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

the date first set forth above (the "Asset Purchase Agreement"). The outstanding principal amount under this Note may be reduced in accordance with Section 6.11 of the Asset Purchase Agreement.

     6.   MISCELLANEOUS.

          6.1 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if given in the manner and to the addresses set forth in the Asset Purchase Agreement.

          6.2 LEGAL HOLIDAYS. A "Legal Holiday" used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions at such place are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

          6.3 GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

          6.4 NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS. This Note may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Note.

          6.5 NO RECOURSE AGAINST OTHERS. A director, officer, employee, stockholder or incorporator, as such, of the Company shall not have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of such obligations or their creation. Payee by accepting this Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of this Note.

          6.6 NO TRANSFER BY PAYEE. Payee shall not, directly or indirectly, assign, sell, transfer or otherwise dispose of this Note nor any right hereunder or interest herein, or agree to do any of the foregoing with respect to this Note.

          6.7 SUCCESSORS. All agreements of the Company in this Note shall bind its successor.

          6.8 SEVERABILITY. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          6.9 AMENDMENTS AND WAIVERS. This Note may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Payee to such amendment, modification, supplement, waiver or consent.

          6.10 SUBORDINATION AGREEMENT. THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT


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

CERTAIN SUBORDINATION AGREEMENT DATED AS OF THE DATE HEREOF BETWEEN PAYEE AND PNC BANK, NATIONAL ASSOCIATION, AS AGENT.

          IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed the day and year first above written.

                              GRUBB & ELLIS COMPANY, a Delaware corporation


                              By:  /s/ Robert J. Walner
                                   ---------------------------
                              Name:   Robert J. Walner
                              Its:  Senior Vice President





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